Exhibit 99.1

EFI ANNOUNCES UPCOMING CHANGES TO ITS BOARD OF DIRECTORS

Foster City, Calif. – November 13, 2007 – EFI (Nasdaq: EFII), the world leader in customer-focused digital printing innovation, announced today that Jean-Louis Gassée and Thomas I. Unterberg have notified the company that they will not seek reelection to the company’s board of directors. Both Mr. Gassée and Mr. Unterberg served as members of the board of directors of the company since 1990.

“My years with EFI have been the source of valuable insights into many facets of technology, business, organizations and, above all, great people. For these, I am extremely grateful and thank EFI’s founder, Efi Arazi, its shareholders, my fellow directors and the company’s generations of senior managers I have had the pleasure of working with,” said Mr. Gassée, adding that his decision will allow him to focus on his other business activities.

“EFI is better positioned for sustainable high growth now than at any other period in its history, so I feel it is the appropriate time to end my service to the company,” said Mr. Unterberg. “I’m grateful and proud of having been part of this company and its development for such a long period.”

“We are extremely grateful to Jean-Louis and Tom for providing EFI with valuable counsel and advice as members of the board for 17 years, especially during critical stages in the company’s transformation, “ said Guy Gecht, EFI’s chief executive officer. “These gentlemen have each contributed enormously to the success of the company and we thank them for their years of service.”

EFI has retained Russell Reynolds Associates to assist the company with identifying potential independent director candidates.

About EFI

EFI (www.efi.com) is the world leader in customer-focused digital printing innovation. EFI’s award-winning solutions, integrated from creation to print, deliver increased performance, cost savings and productivity. The company’s robust product portfolio includes Fiery® digital color print servers; VUTEk® superwide digital inkjet printers, UV and solvent inks; Jetrion® industrial inkjet printing systems; print production workflow and management information software; and corporate printing solutions. EFI maintains 23 offices worldwide.

Safe Harbor for Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. There can be no assurance concerning the growth of the company or the composition of the company’s board of directors on a going forward basis. Forward-looking statements are made as of the date of this press release and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.